                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                           SCHEDULE 13G


     INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
          UNDER THE SECURITIES AND EXCHANGE ACT OF 1934
                       (Amendment No.   )*



                    Tele-Communications, Inc.
     ---------------------------------------------------------
                         (Name of Issuer)


              Cumulative Convertible Exchangeable
                  Preferred Stock Class A $2.125
     ---------------------------------------------------------
                  (Title of Class of Securities)


                            872287206
     ---------------------------------------------------------
                          (CUSIP Number)



Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


----------------------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                                Page 1 of 8 Pages

CUSIP No. 872287206                      13G                   Page 2 of 8 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              The TCW Group, Inc.  04-2254452

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  /   /

                                                                     (b)  / X /

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Nevada corporation

--------------------------------------------------------------------------------
    NUMBER OF               5   SOLE VOTING POWER
     SHARES                                                              516,000
   BENEFICIALLY             6   SHARED VOTING POWER
    OWNED BY                                                                 -0-
      EACH                  7   SOLE DISPOSITIVE POWER
    REPORTING                                                            516,000
     PERSON                 8   SHARED DISPOSITIVE POWER
      WITH                                                                   -0-

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                         516,000

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            /  /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11.2% (see response to Item 4)

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
                                  HC/CO

--------------------------------------------------------------------------------




                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 872287206                      13G                   Page 3 of 8 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Robert Day

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  /   /

                                                                     (b)  / X /

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States Citizen

--------------------------------------------------------------------------------
    NUMBER OF               5   SOLE VOTING POWER
     SHARES                                                              516,000
   BENEFICIALLY             6   SHARED VOTING POWER
    OWNED BY                                                                 -0-
      EACH                  7   SOLE DISPOSITIVE POWER
    REPORTING                                                            516,000
     PERSON                 8   SHARED DISPOSITIVE POWER
      WITH                                                                   -0-

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                         516,000

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            /  /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11.2% (see response to Item 4)

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*7
                                  HC/IN

--------------------------------------------------------------------------------




                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 4 of 8 Pages

Item 1(a).   Name of Issuer:

             Tele-Communications, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             5619 DTC Parkway
             Englewood, CO 80111-3000

Item 2(a).   Name of Persons Filing:
Item 2(b).   Address of Principal Business Office:
Item 2(c).   Citizenship:

             The TCW Group, Inc.
             865 South Figueroa Street
             Los Angeles, CA 90017
             (Nevada Corporation)

             Robert Day
             200 Park Avenue, Suite 2200
             New York, New York 10166
             (United States Citizen)

Item 2(d).   Title of Class of Securities:

             Cumulative Convertible Exchangeable Preferred
             Stock Class A $2.125

Item 2(e).   CUSIP Number:

             872287206

                                                               Page 5 of 8 Pages


Item 3.      If this statement is filed pursuant to Rules
             13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a)   [ ]  Broker or Dealer registered under Section 15 of
                  the Act:

                      Not applicable

       (b)   [ ]  Bank as defined in Section 3(a)(6) of the Act:

                      Not applicable

       (c)   [ ]  Insurance Company as defined in Section
                  3(a)(19) of the Act:

                      Not applicable

       (d)   [ ]  Investment Company registered under Section 8
                  of the Investment Company Act:

                      Not applicable

       (e)   [ ]  Investment Adviser registered under Section 203
                  of the Investment Advisers Act of 1940:

                      Not applicable

       (f)   [ ]  Employee Benefit Plan, Pension Fund which is
                  subject to the provisions of the Employee
                  Retirement Income Security Act of 1974 or
                  Endowment Fund (SEE 13d-1(b)(1)(ii)(F)):

                      Not applicable

       (g)   [X]  Parent Holding Company, in accordance with Rule
                  13d-1(b)(ii)(G) (SEE Item 7):

                      The TCW Group, Inc.
                      Robert Day (individual who may be deemed to
                          control The TCW Group, Inc. and other
                          holders of the Cumulative Convertible
                          Exchangeable Preferred Stock Class A
                          $2.125 of the issuer)

       (h)   [ ]  Group, in accordance with Rule
                  13d-1(b)(1)(ii)(H):

                      Not applicable.

                                                               Page 6 of 8 Pages

Item 4.      Ownership

       THE TCW GROUP, INC.


             (a)  Amount beneficially owned: 516,000

             (b)  Percent of class: 11.2%

             (c)  Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:
                          516,000

                  (ii)  Shared power to vote or to direct the
                  vote:   none.

                  (iii) Sole power to dispose or direct the disposition of: 516,000

                  (iv) Shared power to dispose or to direct the disposition of: none.

       ROBERT DAY


             (a)  Amount beneficially owned: 516,000

             (b)  Percent of class: 11.2%

             (c)  Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:
                          516,000

                  (ii)  Shared power to vote or to direct the
                  vote: none.

                  (iii) Sole power to dispose or direct the disposition of: 516,000

                  (iv) Shared power to dispose or to direct the disposition of: none.



-----------------
** The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of
Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than
Section 13(d) of the Securities Exchange Act of 1934.

                                                               Page 7 of 8 Pages


Item 5.      Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.      Ownership of More than Five Percent on Behalf of
             Another Person.

             Various persons other than as described in Item 4 have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Cumulative Convertible Exchangeable
             Preferred Stock Class A $2.125 of Tele-Communications,Inc.

Item 7.      Identification and Classification of the Subsidiary
             Which Acquired the Security Being Reported on by the
             Parent Holding Company.

             SEE Exhibit A.

Item 8.      Identification and Classification of Members of the
             Group.

             Not applicable. SEE Exhibits A and B.

Item 9.      Notice of Dissolution of Group.

             Not applicable.

Item 10.     Certification.

       Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:


       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                               Page 8 of 8 Pages


                            SIGNATURE


             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 27th day of February, 1996.


                                   The TCW Group, Inc.



                                   By:  /s/ Mohan V. Phansalkar
                                        -----------------------
                                        Mohan V. Phansalkar
                                        Vice President


                                   Robert Day



                                   By:  /s/ Mohan V. Phansalkar
                                        ------------------------
                                        Under Power of Attorney
                                        dated January 30, 1996,
                                        on File with Schedule 13G
                                        Amendment Number 1 for
                                        Matrix Service Co. dated
                                        January 30, 1996.